Exhibit 99.1

Tibet Pharmaceuticals, Inc. Announces Receipt of Non-Binding “Going Private” Proposal at $3.00 Per Share

Shangri-La County, China, March 1, 2012 /PRNewswire-Asia/ -- Tibet Pharmaceuticals, Inc. (NASDAQ: TBET - News), an emerging specialty pharmaceutical company engaged in the development, manufacturing and marketing of traditional Tibetan medicine in China, today announced that its Board of Directors has received a non-binding proposal letter from its Chairman and Chief Executive Officer, Mr. Hong Yu (“Mr. Yu”), for Mr. Yu to acquire all of the outstanding shares of the Company’s common stock not currently owned by Mr. Yu, in a going private transaction for $3.00 per share in cash subject to certain conditions. According to the proposal letter, the acquisition is intended to be financed with a combination of debt and equity capital to be secured by Mr. Yu. Mr. Yu currently beneficially owns approximately 22.1% of TBET’s common stock. A copy of the text of Mr. Yu’s proposal letter is set forth at the end of this press release.

TBET’s Board of Directors has formed a special committee consisting solely of independent directors (the “Special Committee”) to consider, among other things, any proposal made by Mr. Yu, and the Special Committee will retain an independent counsel as its legal advisor to assist the Special Committee in its work. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Yu or any other transaction will be approved or consummated. The Company does not intend to disclose developments regarding these matters unless and until its Board of Directors determines there is a need to update the market.

About Tibet Pharmaceuticals, Inc.

Based in Shangri-La County, Yunnan, China, Tibet Pharmaceuticals, Inc. (NASDAQ: TBET - News) is an emerging specialty pharmaceutical company engaged in the research, development, manufacturing and marketing of modernized traditional Tibetan medicines in China.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.

These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, changes in company valuations and investor perceptions of companies, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Company Contact:

Tibet Pharmaceuticals, Inc.

Fiona Wang

Tel: +86-755-8611-xxxx

Email: mikewang@tibetpharmaceuticals.com

www.tibetpharmaceuticals.com